Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

WaFd, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	Other	3,250,000 shares	$29.745	$96,671,250.00	0.0001531	$14,800.37
Total Offering Amounts					$96,671,250.00		$14,800.37
Total Fee Offsets							--
Net Fee Due							$14,800.37
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(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that become issuable under the WaFd, Inc.2025 Stock Incentive Plan (the “2025 Plan”) by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding shares of common stock are increased, converted or exchanged.

(2)Represents shares of the registrant’s common stock available for issuance under the 2025 Plan.

(3)Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $30.03 (high) and $29.46 (low) sale price of the Registrant's Common Stock as reported on the Nasdaq Stock Market on February 19, 2025, which date is within five business days prior to filing this Registration Statement.